                                                                    Exhibit 99.1

              ALLIANCE PHARMACEUTICAL CORP. PROVIDES COMPANY UPDATE

San Diego, CA. April 2, 2007; Alliance today announced that it held two teleconferences with the holders of its outstanding Senior Convertible Promissory Notes ("Senior Notes"). The first teleconference took place on March 30, 2007. This teleconference was repeated on April 2, 2007.

In connection with the teleconferences, Alliance requested that each holder of a Senior Note execute an amendment to extend the maturity date of the Senior Note from April 1, 2007 to June 30, 2008. This amendment must be approved by substantially all of the Senior Note holders before it becomes effective. If the amendment is approved, Alliance intends to seek additional financing to fund its continuing operations through June 2008. Under the current plan, Alliance has enough funds to operate to the end of its fiscal year, June 30, 2007.

In December 2006, Alliance received approval from the French Competent Authority (regulatory agency) to conduct the Phase 2b clinical trial for OXYGENTTM to prevent post-op ileus resulting from hypoxia during major surgery. As previously reported, Alliance subsequently submitted a protocol revision to the French authorities that modified the study to one that incorporated a dose-escalation protocol. This modification allows for the safety and efficacy to be evaluated at three dose levels. Approval of the modification from the French authorities is expected in April 2007. Alliance updated the Senior Note holders that it has sufficient funds to initiate the study, but not to complete it.

Alliance also informed the Senior Note holders of its intent to file two additional patents, one formulation patent and one method of use patent, related to the OXYGENT technology.

About Alliance Pharmaceutical Corp.
-----------------------------------
Alliance Pharmaceutical Corp. is a development-stage pharmaceutical company that is currently focused on developing its lead product, OXYGENT, which is based on its proprietary perfluorochemical (PFC) technology. OXYGENT is being developed as an intravascular oxygen carrier designed to augment oxygen delivery in surgical patients.

Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein. Alliance has not had any substantive discussions to date with any potential financing source and does not know if such financing will be available to it on terms acceptable to it, or at all. Such financing may come in the form of preferred stock, having rights, preferences and privileges superior to our outstanding common stock or additional debt, which may have to be secured by some or all of the assets of Alliance. Alliance refers you to cautionary information contained in documents Alliance files with the Securities and Exchange Commission from time to time, including the last Form 10-KSB and Form 10-QSB. Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.